Exhibit 99.1

Assurant Evolves its Operating Structure to Further Business

Collaboration and Accelerate Operations and Technology Transformation

NEW YORK, Nov. 12, 2018 — Assurant, Inc. (NYSE: AIZ), a global provider of risk management solutions, today announced senior management appointments and a new operating structure within both technology and risk to support the company’s commitment to drive sustainable, profitable growth across the enterprise. Effective Jan. 1, 2019, these changes are designed to enable the company to facilitate even greater collaboration across its global lines of business, while harnessing technology to drive efficiencies and to deliver an enhanced customer experience.

“As the needs of our customers change, we will continue to evolve how we operate as a global organization,” said Alan Colberg, Assurant president and chief executive officer. “That means innovating to add value and continuing to enhance the customer experience, while finding efficiencies and opportunities to leverage the size and scale of our global operations.”

Strengthening Management Committee to broaden business participation, visibility across business

In order to accelerate decision-making across all of the company’s most critical businesses and to support its global growth strategy, the company’s Management Committee will be rounded out to add three new leaders to its most senior leadership body. The new members are: Kathy McDonald, president, Global Specialty, Keith Meier, president, International, and Tammy Schultz, president, Global Preneed.

As President of Global Specialty, Kathy McDonald has spearheaded the growth of Assurant’s multifamily housing business, which now supports over two million renters in the United States. To meet evolving consumer needs, McDonald and her team have been on the forefront of developing offerings to support the rapid growth in the sharing economy with strong results. As President of International, Keith Meier has led the company’s efforts to deepen its footprint in select international markets to support profitable growth long-term. Most recently, he oversaw the company’s successful mobile expansion in Japan. Tammy Schultz leads Assurant’s Global Preneed segment, which maintains a market-leading position in the prefunded funeral insurance business in the U.S. and Canada.

The company also announced that Christopher Pagano, chief risk officer, will retire on April 1, 2019, after 23 years of service with Assurant.

Instrumental in expanding Assurant’s risk management capabilities globally, Pagano joined Assurant (then Fortis) in 1996, and has served in key leadership roles, including chief investment officer, chief financial officer and most recently as chief risk officer. R. David Conner, a 22-year Assurant veteran, will assume the role of senior vice president, global head of risk, effective January 1, 2019. Conner will report to Bob Lonergan, executive vice president and chief strategy officer, which will better integrate risk into strategic decision making across the enterprise.

“The new management committee appointments underscore the strong bench of talent within Assurant, while also recognizing the benefits of additional perspectives and experience as we look to further capitalize on growth opportunities,” said Colberg.

Colberg added, “Chris has been an invaluable asset to Assurant through the years, and I have appreciated his partnership and all he has done to drive value in our organization.”

Accelerating Transformation within Global Technology and Operations

Gene Mergelmeyer, chief operating officer, will assume leadership of the company’s Global Technology organization, building on his previous experience leading Assurant’s corporate technology team. He will transition his business segment oversight responsibilities to Keith Demmings, president of Global Lifestyle; Michael Campbell, president of Global Housing; and Tammy Schultz, president of Global Preneed, all of whom will now report to Alan Colberg.

Mergelmeyer will also have oversight for operations transformation and other large strategic initiatives with a focus on driving greater efficiencies through standardization and deployment of technology, while also helping deliver an enhanced customer experience.

Reporting to Gene will be Joe Surber, who will assume the role of senior vice president, global technology officer, effective January 1, 2019. Ajay Waghray, chief technology officer, who as a result of these changes, will be leaving the company.

“Ajay championed the integration of our global technology organization and we thank him for the many ways he has contributed to framing our roadmap for the future,” said Colberg.

“Technology has always been a key competitive strength of Assurant and a strategic enabler for profitable growth across the organization,” Colberg continued. “Given the pace of change, we see opportunities to be more efficient in how we operate and to accelerate innovation and speed-to-delivery to provide a better customer experience.”

Collectively, these changes demonstrate the company’s ongoing commitment to further optimize operations and drive innovation, while continuing to best deliver for its customers, employees and shareholders.

About Assurant

Assurant, Inc. (NYSE: AIZ) is a global provider of risk management solutions, protecting where consumers live and the goods they buy. A Fortune 500 company, Assurant focuses on the housing and lifestyle markets, and is among the market leaders in mobile device protection and related services; extended service contracts; vehicle protection products; pre-funded funeral insurance; renters insurance; and lender-placed homeowners insurance. Assurant has a market presence in 21 countries, while its Assurant Foundation works to support and improve communities. Learn more at assurant.com or on Twitter @AssurantNews.

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Media Contact:

Linda Recupero

Senior Vice President, Enterprise Communication

212.859.7005

linda.recupero@assurant.com

Investor Relations Contacts:

Suzanne Shepherd

Vice President, Investor Relations

212.859.7062

suzanne.shepherd@assurant.com

Sean Moshier

Manager, Investor Relations

212.859.5831

sean.moshier@assurant.com